October 9, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated October 9, 2014, of Invisa, Inc. and are in agreement with the statements contained therein.

Kingery & Crouse, P.A.

/s/ Kingery & Crouse, P.A.

Tampa, Florida

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618

PHONE: 813.874.1280 ■ FAX: 813.874.1292 ■ WWW.TAMPACPA.COM